Exhibit 99

FOR IMMEDIATE RELEASE	February 3, 2004

MAIR HOLDINGS, INC. REPORTS FISCAL 2004 THIRD QUARTER RESULTS

Minneapolis/St. Paul – (Feb. 3) – MAIR Holdings, Inc. (NASDAQ: MAIR) today reported earnings for the fiscal 2004 third quarter ended December 31, 2003 of $0.8 million, or $0.04 per basic and fully diluted share, compared with $1.3 million, or $0.06 per basic and fully diluted share, in the comparable fiscal 2003 period.  The results include $2.7 million in retroactive pilot pay resulting from the January 31, 2004 Mesaba Aviation pilot contract.

“We had a stronger-than-expected quarter,” said Paul F. Foley, MAIR Holdings president and chief executive officer.  “We appreciate the efforts of the people at Mesaba and Big Sky who continue to demonstrate that they are among the best in the industry.”

“The new pilot contract at our Mesaba subsidiary, plus this week’s announcement about its Avro fleet, clears the way for Mesaba to explore opportunities with Northwest,” Foley continued.  “At the holding company, we will continue to help our subsidiaries maintain and improve their current operating performance and pursue appropriate new growth opportunities.

Operating income of $0.7 million for the quarter represented a 51.8 percent decrease from the $1.4 million reported in the third quarter of fiscal 2003.  Operating revenue for the third quarter increased 2.2 percent to $115.3 million compared with $112.8 million the same quarter a year ago.  Operating expenses for the third quarter increased 2.9 percent to $114.7 million compared with $111.4 million the same quarter a year ago.

Quarterly Conference Call

MAIR Holdings will conduct a live webcast and conference call to discuss its second quarter earnings today at 10:00 a.m. (CST).  The webcast will be available through the MAIR Holdings’ web site at http://www.mairholdings.com under the “Investor” link .

About the Company

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  The Company completed its acquisition of Big Sky Airlines in December 2002, and MAIR Holdings results after December 2002 reflect the inclusion of Big Sky’s operating results.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at http://www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines.  Currently, the airline serves 112 cities in 30 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul and Memphis.  Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.  Mesaba Aviation maintains a web site at http://www.mesaba.com.

Big Sky serves 19 cities in Montana, North Dakota, Washington and Idaho using 10 Fairchild Metro III/23, 19 seat aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, America West Airlines and Horizon Airlines.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at http://www.bigskyair.com.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc.  Actual results could differ materially from those projected as a result of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the Cautionary Statements in MAIR Holdings’ Form 10-K for the year ended March 31, 2003 and Form 10-Q for the quarter ended September 30, 2003.

Note to Editors: Summary financial and operating information follows.

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Media Contact:	Laura Anders - 612-337-0354
Investor Contact:	Bob Weil - 612-333-0021

MAIR Holdings, Inc.

Consolidated Statements of Operations

($000’s, except per share information)

(Unaudited)

	Quarter Ended December 31			Nine Months Ended December 31
	2003	2002	Change	2003	2002	Change

Operating revenues	$115,327	$112,821	2.2%	$346,822	$344,810	0.6%
Operating expenses	114,654	111,426	2.9%	335,130	332,241	0.9%

Operating income	$673	$1,395	-51.8%	$11,692	$12,569	-7.0%
Nonoperating income (expense), net	486	593	-18.0%	3,825	(707)	NM

Income before income taxes	$1,159	$1,988	-41.7%	$15,517	$11,862	30.8%

Provision for income taxes	400	705	-43.3%	7,318	6,632	10.3%

Net income	$759	$1,283	-40.8%	$8,199	$5,230	56.8%

Net income per share - basic	$0.04	$0.06		$0.40	$0.26

Weighted average shares - basic	20,333	20,315		20,325	20,304

Net income per share - diluted	$0.04	$0.06		$0.40	$0.26

Weighted average shares - diluted	20,522	20,315		20,451	20,358

NM = not meaningful

MAIR Holdings, Inc.

Consolidated Balance Sheets

($000’s)

(Unaudited)

	December 31, 2003	March 31, 2003

Assets
Cash and cash equivalents	$59,092	$60,908
Short term investments	65,297	40,464
Other current assets	56,562	64,772
Net property and equipment	40,694	43,798
Long term investments	34,111	21,762
Other assets, net	14,906	15,706

Total assets	$270,662	$247,410

Liabilities and Shareholders’ Equity
Current liabilities	$76,805	$62,675
Other liabilities and deferred credits	6,845	6,790
Shareholders’ equity	187,012	177,945

Total liabilities and shareholders’ equity	$270,662	$247,410

MAIR Holdings, Inc.

Selected Operating Statistics By Operating Entity

(Unaudited)

	Quarter Ended December 31				Nine Months Ended December 31
	2003	2002	Change		2003	2002	Change

Mesaba Aviation, Inc.
Passengers	1,469,604	1,414,666	3.9%		4,459,586	4,418,524	0.9%
ASMs (000’s)	760,478	694,351	9.5%		2,251,391	2,134,352	5.5%
RPMs (000’s)	466,544	411,068	13.5%		1,383,556	1,271,591	8.8%
Load Factor	61.3%	59.2%	2.1	pts	61.5%	59.6%	1.9	pts
Departures	56,239	56,957	-1.3%		170,746	178,774	-4.5%
Revenue per ASM (cents)	14.6	16.0	-8.8%		14.8	16.2	-8.6%
Cost per ASM (cents)	14.4	15.7	-8.3%		14.2	15.4	-7.8%

Big Sky Transportation Co.
Passengers	25,755	n/a	n/a		83,687	n/a	n/a
ASMs (000’s)	17,394	n/a	n/a		59,401	n/a	n/a
RPMs (000’s)	6,519	n/a	n/a		21,442	n/a	n/a
Load Factor	37.5%	n/a	n/a		36.1%	n/a	n/a
Departures	5,325	n/a	n/a		18,423	n/a	n/a
Revenue per ASM (cents)	23.6	n/a	n/a		21.5	n/a	n/a
Cost per ASM (cents)	29.4	n/a	n/a		25.2	n/a	n/a

Note: Big Sky Transportation Co. was acquired by MAIR Holdings, Inc. on December 1, 2002.  Accordingly, MAIR Holdings includes Big Sky’s financial results beginning December 1, 2002.